Exhibit 10.3

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

November 26, 2018

Greg L. Boane

c/o Team, Inc.

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

LETTER AGREEMENT FOR CONSULTING SERVICES

Dear Greg:

This letter agreement for consulting services (“Consulting Agreement”) shall set forth the terms of our understanding in connection with the consulting services to be provided by you (“Consultant”) to Team, Inc. (the “Company”). This Agreement shall be binding on any successor to the Company, including in the event of a Change of Control. The Company values Consultant’s availability for consulting services because of his unique knowledge, gained from his work as Chief Financial Officer, of the Company, its operations, and its business. In light of Consultant’s unique knowledge, the Company derives value commensurate with the fees provided in this Agreement from Consultant’s availability to provide consulting services, regardless of whether the Company actually requests Consultant’s consulting services at any particular time.

Capitalized terms used in this Consulting Agreement that are not defined in this Consulting Agreement shall have the meanings ascribed to them in the Confidential Severance Agreement and Release, of even date herewith, between you and the Company.

1.                  Term. You shall render the Consulting Services (as defined below) to the Company, on the terms and conditions set forth in this Consulting Agreement, during the period beginning on March 1, 2019 and ending on May 31, 2019 (the “Term”); provided, that the Term, and this Consulting Agreement, shall terminate prior to May 31, 2019 (a) upon your death or physical or mental incapacity; (b) at the election of the Company, upon your breach of your obligations under this Consulting Agreement; (c) at your election, by reason of the Company’s breach of the Company’s obligations under this Consulting Agreement; (d) by mutual consent of both parties; or (e) by you or the Company by the giving of 14 days’ prior written notice to the other Party.

2.                  Consulting Services. You agree that during the Term you shall assist with the transition of your duties as Chief Financial Officer of the Company to your successor as reasonably requested by the Company and, as reasonably requested by the Company you shall generally assist with the transition of the business operations of the Company (together, the “Consulting Services”). During the Term, you will be reasonably available for the purpose of rendering (and to the extent requested shall provide), for up to forty (40) hours per week, the Consulting Services pursuant to this Consulting Agreement. You agree to provide the Consulting Services at the Company’s headquarters in Sugar Land, Texas and you further agree to reasonable travel, at the Company’s expense, in furtherance of the Consulting Services.

3.                  Fees. The Company shall pay you at the rate of $33,500 per month during the Term, in monthly installments, payable on the first business day of each month during the Term. In addition, you will be entitled to reimbursement for all reasonable, documented expenses associated with your services requested by the Company under this Consulting Agreement. In the event that the Consulting Agreement terminates pursuant to Section 1(a) or is terminated by the Company pursuant to Section 1(e) prior to May 31, 2019, the Company will continue to pay the monthly fee through May 31, 2019. Except as provided in the immediately preceding sentence, the Company will have no obligation to pay the consulting fee following any other termination of this Consulting Agreement and the Consulting Services.

4.                  Independent Contractor. You understand that your relationship with the Company shall be that of an independent contractor and you shall not be considered an employee of the Company for tax purposes or for any other purposes whatsoever. You specifically understand and agree that you will not be entitled to, nor be eligible to participate in, any benefits or privileges offered or given by the Company or any of its affiliates to their respective employees as a result of the relationship established by this Consulting Agreement. You agree that during the term of this Consulting Agreement you will not be an agent of the Company or any of its affiliates, and that you will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind either the Company or any of its affiliates.

5.                  Federal, State, and Local Taxes. Federal, state, and local income tax and payroll tax of any kind shall not be withheld or paid by the Company on your behalf. You understand that you are responsible to pay income taxes according to law. If you are not a corporation, you further understand that you may be liable for self-employment (social security) tax to be paid by you according to law.

6.                  No Conflict. During the term of this Consulting Agreement, you agree that you will not engage in any activity which shall be in direct or indirect conflict with the Consulting Services provided to the Company, without the prior written consent of the Company. You further agree not to violate any legal obligation or other agreement for the benefit of the Company, including the Transition, Severance, and Release Agreement, and any obligations or agreements regarding fiduciary duties, non-disclosure, non-disparagement, non-solicitation or non-competition.

7.                  Non-Assignability by Consultant. You may not assign this Consulting Agreement without the prior written permission of the Company. Any attempt to assign any rights, duties, or obligations that arise under this Consulting Agreement without such permission shall be void. The Company may assign its rights and obligations under this Consulting Agreement, and this Consulting Agreement inures to the benefit of any successor of the Company.

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8.                  Applicable Law, Venue, Jury Waiver. This Consulting Agreement shall be governed by the laws of the State of Texas and constitutes the entire agreement between the Company and you with respect to the Consulting Services to be performed hereunder. Both Parties to this Agreement waive a trial by jury of any or all issues arising in any action or proceeding between the Parties hereto or their successors, under or connected with this Agreement and consent to trial by the judge. The Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law.

9.                  No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Consulting Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

10.              Notices. Any notices regarding acceptance, rejection, revocation or any other matters arising under this Consulting Agreement shall be sent by a method of delivery which provides a receipt of delivery and shall be addressed as provided below. Any change of contact information listed below shall be promptly reported to the other party at the address below. Notices to Consultant should be addressed to Consultant’s home address on file with Team. Notices to Team should be addressed to the EVP, Chief Legal Officer for Team, Inc. located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. Such notice may be delivered by fax to xxx.xxx.xxxx or electronic mail (with confirmed receipt) to xxxxx@Teaminc.com.

11.              Final Agreement. This Consulting Agreement supersedes all prior writings and representations with respect to the Consulting Services and may be modified or rescinded only by a writing signed by both parties or their authorized agents.

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If this letter correctly sets forth your understanding of your consulting relationship with the Company, please indicate your approval and acceptance below and return one copy of this letter to me.

Very truly yours,

TEAM, INC.

By:	/s/ André C. Bouchard

Title:	EVP, Chief Legal Officer

Accepted and Agreed to this

26th day of November, 2018.

By:	/s/ Greg L. Boane
Greg L. Boane